Exhibit 14

LIPOCINE, Inc.

Code of Ethics and Business Conduct

I.	INTRODUCTION AND GENERAL POLICY

Lipocine Inc. (the “Company”) is committed to a high standard of legal and ethical business conduct, and seeks to foster an environment of awareness where the prompt reporting of any unethical or illegal behavior, or any violations of our corporate policies, is protected, encouraged and dealt with fairly. Ethical conduct is an inherent obligation of our directors, officers and employees. Accordingly, we have adopted this Code of Ethics and Business Conduct to promote the high standards of ethical conduct we value.

This Code does not cover every issue that may arise, but is intended to provide a basic summary of the regulatory, ethical and legal principles that should guide the conduct of all our directors, officers and employees. We encourage our directors, officers and employees to read our other policies in conjunction with this Code to gain an understanding of their responsibilities.

We expect all of our directors, officers and employees at every level to conduct themselves in compliance with all ethical and legal obligations, and to avoid the appearance of improper behavior. Our philosophy can be implemented only if our directors, officers and employees recognize their responsibility to treat everyone in an honest and fair manner.

We also expect each of our directors, officers and employees to read and become familiar with the ethical standards described in this Code and to affirm his or her agreement to adhere to these standards by signing the Compliance Certificate that appears at the end of this Code. Compliance with this Code and high standards of ethical business conduct is mandatory for every director, officer and employee. Accordingly, a director’s, officer’s or employee’s failure to fulfill his or her responsibilities under this Code may result in disciplinary action, up to and possibly including immediate termination.

This Code requires at a minimum:

1.	Honest, prudent and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Full, fair, accurate, timely and understandable disclosures in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in any other of our public communications;

3.	Compliance with our other corporate policies and with applicable governmental laws, rules and regulations;

4.	The prompt internal reporting of violations of this Code, including any illegal activity, to the appropriate person or persons identified in this Code; and

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5.	Accountability for adherence to this Code.

II.	CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES

Our directors, officers and employees should not be involved in activities that create or give the appearance of a conflict of interest. A “conflict of interest” exists when a person’s private interest interferes with the interests of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Accordingly, directors, officers and employees are prohibited from taking for their own personal gain opportunities that are discovered through the use of the Company’s property, information or position, without the consent of our Board of Directors.

Conflicts of interest may arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, directors, officers or employees, or their family members, by the Company or any entity with which we do business, may create conflicts of interest.

It generally is a conflict of interest for an officer or employee to have other duties, responsibilities or obligations that run counter to his or her duty to the Company, such as working or providing service simultaneously for a competitor. The best policy is for officers and employees to avoid direct or indirect business connection with the Company’s customers, suppliers or competitors, except on behalf of the Company. It generally is a conflict of interest for a director to engage in activities which would result in the breach of that director’s fiduciary duty to the Company.

Directors, officers and employees should notify in writing the appropriate person or persons identified in Section VII of this Code of the existence of any actual or potential conflict of interest.

III.	FAIR DEALING

We require our directors, officers and employees to deal honestly and fairly with, and respect the rights of, our suppliers, competitors, employees and other third parties. Stealing proprietary information, possessing confidential information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited. Our contracts, advertising, literature and other public statements should be clear, precise, and free of any misstatement of fact or misleading impressions. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

We encourage the same behavior in our suppliers, and others with whom we have a relationship. We should not partner with entities that we know have a record of questionable integrity.

No bribes, kickbacks or any other form of improper payment, direct or indirect, should be offered, given, provided or accepted by any director, officer or employee, their family members or agents. In addition, no gifts, favors or business entertainment should be offered, given, provided or accepted by any director, officer or employee, their family members or agents, unless it: (1) is not a cash gift; (2) is consistent with customary business practices; (3) is of modest value; (4) cannot be construed as a bribe or payoff; and (5) does not otherwise violate our corporate policies or any laws or regulations.

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IV.	RECORD-KEEPING AND PUBLIC DISCLOSURES

All of our books, records, accounts and financial statements must be maintained in reasonable detail, accurately and fairly reflect our transactions, not contain false or misleading entries, comply with generally accepted accounting principles at all times and conform both to applicable legal requirements and to our system of internal accounting controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

We maintain a system of internal accounting controls that will provide reasonable assurances to our management that all transactions are properly recorded and that material information about the Company is made known to management, particularly during the periods in which our periodic reports are being prepared. We expect our directors, officers and employees to notify our Chief Financial Officer in writing of any: (1) material information or unreported transactions that affect the disclosures made in our public filings; (2) information concerning significant deficiencies and material weaknesses in the design or operation of our internal control over financial reporting which are reasonably likely to adversely affect our ability to record, process, summarize and report financial information; and (3) fraud, whether or not material.

Directors, officers and employees should avoid exaggeration, derogatory remarks, guesswork, and inappropriate characterizations of people and companies in their e-mail, correspondence, internal memos, reports and other records and communications, as these things often become public and can be easily misunderstood. Records should be retained or destroyed according to our record retention policies. No director, officer or employee should communicate to the public any material nonpublic information except through our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, or Corporate Business Development Officer; or other persons specifically authorized to speak on behalf of the Company in this regard.

V.	COMPLIANCE WITH LAWS AND CORPORATE POLICIES

Our corporate policies have been created to ensure that our directors, officers and employees comply with applicable laws and governmental regulations. We expect our directors, officers and employees to respect and obey the law, both in letter and spirit. Reading and understanding our general corporate policies is a good start to learning some of the laws, rules and regulations that govern our lives.

Our policies, which are accessible to all officers and employees from our Chief Financial Officer, include policies that are aimed at, among other things: (1) promoting a workplace that is free from discrimination or harassment based on race, color, religion, sex, age, national origin, disability or other factors that are unrelated to our business interests; (2) prohibiting our directors, officers and employees from trading our securities while in possession of material, nonpublic (“inside”) information about the Company; and (3) detection and prevention of fraud.

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We encourage our directors, officers and employees to seek advice regarding the details of the policies, laws, rules and regulations with which they must comply, by submitting a written request to our Chief Financial Officer.

VI.	CONFIDENTIALITY AND CORPORATE ASSETS

Our directors, officers and employees are entrusted with our confidential information and with the confidential information of our suppliers or other business partners. This information may include without limitation: (1) medical information; (2) business, marketing or service plans or projections; (3) earnings and other internal financial data; (4) personnel information; and (5) other non-public information that, if disclosed, might be of use to our competitors, or harmful to our suppliers or other business partners. This information is our property, or the property of our suppliers or business partners, and in many cases was developed at great expense. Our directors, officers and employees must not discuss or disclose confidential information with, in the presence of or to any unauthorized persons, including family members and friends, and must not use confidential information or other Company property or resources for personal gain, for the personal benefit of anyone else or for anything other than our legitimate business purposes.

VII.	REPORTING AND CONSEQUENCES OF VIOLATIONS

Reporting Violations and Asking Questions

We hold all directors, officers and employees individually responsible for carrying out and monitoring compliance with this Code. Except as set forth in the following paragraph, directors immediately should report in writing any known or suspected illegal or unethical behavior to the Chair of our Audit Committee, and officers and employees who are not directors immediately should report in writing any known or suspected illegal or unethical behavior to our Chief Financial Officer. When in doubt, we encourage directors, officers and employees to seek counseling about the best course of action to take in any particular situation. Directors, officers and employees may contact our Chief Financial Officer in writing with any questions or concerns about this Code or a business practice.

If your complaint or question concerns accounting, internal accounting controls or auditing matters, or financial fraud, securities fraud or other securities law violations, you must submit the complaint, concern or question, anonymously if you wish. Contact information and additional reporting procedures may be found in our Policy Regarding Accounting and Auditing Matters, which can be obtained from our Chief Financial Officer or President and Chief Executive Officer.

If anyone feels uncomfortable reporting potential or actual violations to the person or persons identified in this Code, he or she may instead report those matters in writing to any member of our Audit Committee. Such member will identify and forward the violation report to the appropriate person or persons, not involved in the matter giving rise to the violation, who have sufficient status and authority within the Company to adequately deal with the violator of the Code. The names, addresses and telephone numbers of these individuals are listed at the end of our Policy Regarding Accounting and Auditing Matters. Any questions or reported violations will be addressed immediately and seriously.

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Investigations and Non-Retaliation

The person or persons to whom a potential or actual violation is reported or forwarded will promptly investigate any such violation and will oversee an appropriate response, including corrective action and preventative measures, involving the Chair of our Audit Committee or Chief Executive Officer when required. All reports will be treated confidentially to every extent possible.

It is our policy to not allow reprisal or retaliation of any kind against a director, officer or employee who acts in good faith in reporting any known or suspected illegal or unethical behavior, or who asks any questions regarding this Code or appropriate actions in light of the Code. We do, however, expect all directors, officers and employees to fully cooperate in internal investigations of misconduct.

Consequences of a Violation

Directors, officers and employees who engage in illegal activity or violate any provisions of this Code will be subject to appropriate, case-specific review and possible disciplinary action, which may include demotion or immediate discharge. Any director, officer or employee who engages in illegal activity may be reported to the appropriate governmental authorities.

Administration

Our Board of Directors has established the standards of business conduct contained in this Code and, along with our Audit Committee, generally oversees compliance with this Code. Our Board of Directors also is responsible for updating these standards as they deem appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within our industry, our own business practices and the prevailing ethical standards of the communities in which we operate. Our Audit Committee will oversee the procedures designed to implement this Code to ensure that they are operating effectively.

Training on this Code will be included in the orientation of new employees and offered to existing directors, officers and employees on an on-going basis. Directors, officers and employees periodically will be asked to sign the Compliance Certificate.

VIII.	CHANGES IN OR WAIVERS OF THE CODE

Any approval by the Company of a material departure from any provision of this Code, or any failure by the Company to take action within a reasonable period of time regarding a material departure from any provision of this Code that has been made known to an executive officer, is considered to be a waiver of this Code. Any change in or waiver of this Code for directors or officers (including our president, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, any vice-president in charge of a principal business unit, division or function, or any other officer who performs a policy-making function) may be made only by the Company’s Board of Directors, and the fact of and reasons for such change or waiver must be publicly disclosed in a Form 8-K filed by the Company with the Securities and Exchange Commission, providing website disclosure or distributing a press release within four business days of such change or waiver. No waiver shall be granted except where necessary and warranted, and where such waiver is limited and qualified so as to protect the Company to the greatest extent possible.

The text of this Code, and any changes in or waivers of this Code, will be posted on our Website at www.lipocine.com.

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COMPLIANCE CERTIFICATE

I have read and understand Lipocine Inc.’s Code of Ethics and Business Conduct (the “Code”). I will adhere in all respects to the ethical standards described in the Code. I further confirm my understanding that any violation of the Code may subject me to appropriate disciplinary action, which may include demotion or discharge.

I certify to Lipocine Inc. that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date:
Name:
Title/Position:

Check one of the following:

☐	A Statement of Exceptions is attached.

☐	No Statement of Exceptions is attached.

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